Exhibit 99.1

Contact:  Steve Pickman

913-367-1480

FOR IMMEDIATE RELEASE:  MGPI STOCKHOLDERS ELECT GARY GRADINGER
TO BOARD OF DIRECTORS; RE-ELECT LADD
SEABERG AND RANDY SCHRICK

ATCHISON, Kan., October 13, 2005—Gary Gradinger, chairman and chief executive officer of Golden Star, Inc., Kansas City, Mo., has been elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq: MGPI) by holders of the company’s common stock.  Ladd Seaberg, president and chief executive officer of MGP Ingredients, and Randy Schrick, vice president of manufacturing and engineering for the company, have been re-elected to the board by holders of MGPI’s preferred stock.  The terms of all three expire in 2008.

Results of the elections were announced at the company’s annual meeting of stockholders today in Atchison.  The elections were the only items on this year’s ballots.

Gradinger’s election to the board comes four months after he was appointed to fill the unexpired term of Michael R. Haverty, who resigned from the board last December to devote more time to his responsibilities as chairman, president and chief executive officer of Kansas City Southern.  Since 1983, Gradinger has been chairman and CEO of Golden Star, a worldwide leader in the production of textile cleaning, communication and safety products.  Gradinger joined Golden Star in a sales and marketing capacity in 1968, rising to president ten years later.  The company owns manufacturing facilities in Kansas City and Atchison and also manufactures products in China and Mexico through joint venture arrangements.

Seaberg has been a member of MGPI’s board since 1979 and has served as president of the company since 1980 and CEO since 1988.  He joined the company in 1969, and was named vice president and manager of starch products in 1970, vice president and Atchison plant manager in 1972, and general manager of the Atchison operations in 1979.

Schrick was first elected to the board in 1987.  Prior to assuming the position of vice president of manufacturing and engineering in 2002, he had been vice president of operations for ten years and vice president and general manger of the company’s Pekin, Ill., plant for eight years. Before that, he served for 11 years in various management positions at both the Pekin and Atchison facilities.

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